EXHIBIT 99.1

Veritiv Announces CFO Transition

Stephen J. Smith to Retire, Eric J. Guerin to Become SVP and CFO, Effective March 1, 2023

ATLANTA (December 8, 2022) – Veritiv Corporation (NYSE: VRTV) today announced that Stephen J. “Steve” Smith, the company’s Senior Vice President and Chief Financial Officer (CFO), has informed the Veritiv Board of Directors that he intends to retire from the company in September 2023. Eric J. Guerin, a seasoned finance leader, will succeed Mr. Smith as Senior Vice President and CFO on March 1, 2023.

To ensure a smooth transition, Mr. Guerin will join Veritiv on January 1, 2023 as Senior Vice President – Finance, and will officially assume the role of Senior Vice President and CFO on March 1, 2023. Mr. Smith will remain with the company in an advisory capacity until his retirement on September 30, 2023.

“Steve was the second employee hired at Veritiv in 2014 and, with the support of his team, made many contributions to our company’s strong financial foundation,” Sal Abbate, Veritiv’s Chief Executive Officer, said. “He was instrumental in standing up the Finance organization and integrating our two legacy businesses smoothly. Steve’s commitment to supporting a seamless transition to Eric is consistent with how he leads, and we wish him all the best in his next chapter.”

Mr. Abbate continued, “Eric has extensive leadership experience, strong financial acumen and a proven track record of driving growth and leading high-performance finance teams. We are confident that Eric will be an excellent addition to Veritiv and our leadership team and look forward to partnering with Eric and benefitting from his expertise.”

Mr. Guerin most recently served as Executive Vice President and Chief Financial Officer of CDK Global, formerly a publicly traded provider of retail technology and software-as-a-service solutions. In addition to CDK Global, he has spent more than 20 years in finance leadership roles at publicly traded companies including Corning Incorporated, Flowserve Corporation, Novartis, and Johnson & Johnson. Mr. Guerin currently serves as a director on the board of Skyworks Solutions, Inc. and was a director of Natus Medical, Inc,. prior to it being acquired in 2022.

Mr. Guerin commented, “Veritiv is an outstanding company with significant opportunities for future growth and value creation, and I am honored to be named CFO. I look forward to working closely with Steve during this transition period and working alongside Sal and the entire leadership team to generate enhanced shareholder value and ensure continued success for Veritiv.”

About Veritiv

Veritiv Corporation (NYSE: VRTV), headquartered in Atlanta and a Fortune 500® company, is a full-service provider of packaging, JanSan and hygiene products, services and solutions. Additionally, Veritiv provides print and publishing products. Serving customers in a wide range of industries both in North America and globally, Veritiv has distribution centers throughout the U.S. and Mexico, and team members around the world helping shape the success of its customers.

Safe Harbor Provision

Certain statements contained in this press release regarding the transition of the CFO role, Veritiv’s future financial performance and strategic plans and any other statements not constituting historical fact are “forward-looking statements” subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Where possible, the words “believe,” “expect,” “will,” “look forward” or other comparable expressions have been used to identify such forward-looking statements. All forward-looking statements reflect only the Company’s current beliefs and assumptions with respect to future results or other events, and are based on information currently available to the Company. Accordingly, the statements are subject to significant risks, uncertainties and contingencies, which could cause actual results or other events to differ materially from those expressed in, or implied by, these statements. Factors that could cause actual results to differ materially from current expectations include the risks and other factors described under "Risk Factors" and elsewhere in Veritiv’s Annual Report on Form 10-K and in Veritiv’s other publicly available reports filed with the Securities and Exchange Commission. The Company is not responsible for updating the information contained in this press release beyond the published date.

Veritiv Contacts:

Investors: Scott Palfreeman, 844-845-2136	Media: Kristie Madara, 770-391-8471